                                                                    EXHIBIT 12.1

                           AVERY DENNISON CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in Millions)




                                               Three Months
                                                   Ended
                                              March 31, 2001     2000         1999         1998         1997         1996
                                              --------------    ------       ------       ------       ------       ------
Earnings:
Income before taxes                                $ 96.0       $426.3       $330.4       $336.7       $311.2       $270.6
Add:  Fixed Charges*                                 19.5         74.9         62.6         52.5         49.2         55.2
      Amortization of capitalized interest             .4          1.7          1.6          1.5          1.4          1.3
Less: Capitalized interest                           (1.6)        (4.4)        (2.4)        (3.0)        (3.2)        (3.5)
                                                   ------       ------       ------       ------       ------       ------
                                                   $114.3       $498.5       $392.2       $387.7       $358.6       $323.6
                                                   ======       ======       ======       ======       ======       ======

* Fixed charges:
      Interest expense                             $ 13.8       $ 54.6       $ 43.4       $ 34.6       $ 31.7       $ 37.4
      Capitalized interest                            1.6          4.4          2.4          3.0          3.2          3.5
      Amortization of debt issuance costs              .1           .4           .3           .5           .5           .6
      Interest portion of leases                      4.0         15.5         16.5         14.4         13.8         13.7
                                                   ------       ------       ------       ------       ------       ------
                                                   $ 19.5       $ 74.9       $ 62.6       $ 52.5       $ 49.2       $ 55.2
                                                   ======       ======       ======       ======       ======       ======

Ratio of Earnings to Fixed Charges                    5.9          6.7          6.3          7.4          7.3          5.9
                                                   ======       ======       ======       ======       ======       ======



The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before taxes plus fixed charges (excluding capitalized interest), and "fixed charges" consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rent expense (estimated to be 35%) on operating leases deemed representative of interest.